Exhibit 17(a)

GATEWAY FUND

SUPPLEMENT DATED JUNE 29, 2007

TO THE

PROSPECTUS DATED MAY 1, 2007

The following material supplements the Prospectus dated May 1, 2007, for the Gateway Fund (the “Fund”), a series of The Gateway Trust (the “Trust”).

On June 29, 2007, Gateway Investment Advisers, L.P. (the “Adviser”) announced that it has agreed to sell and transfer substantially all of its assets to Gateway Investment Advisers, LLC, a newly formed, wholly-owned subsidiary of IXIS Asset Management US Group, L.P. (“IXIS”). The closing of the sale, which is anticipated to occur in the first quarter of 2008, is subject to certain regulatory approvals, client consents (including approval of Fund shareholders as described below) and other conditions.

In connection with the planned sale of the Adviser, the Board of Trustees of the Trust unanimously approved an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which a newly organized fund (the “New Gateway Fund”), advised by Gateway Investment Advisers, LLC, will acquire all of the assets and assume all of the liabilities of the Fund in exchange for shares of the New Gateway Fund, which will be immediately distributed to Fund shareholders in complete liquidation of the Fund. This transaction will result in current Fund shareholders essentially “exchanging” their Fund shares for shares of the New Gateway Fund on what is expected to be a tax-free basis. The New Gateway Fund will be managed by the same investment personnel using the same investment program as the current Fund.

The transaction is subject to the approval of the shareholders of the Fund and to the satisfaction of certain other conditions. Proxy materials relating to a special meeting of Fund shareholders are expected to be mailed to shareholders in late November 2007, following the creation and registration of the New Gateway Fund. If the Agreement is approved by Fund shareholders and certain other conditions required by the Agreement are satisfied, the transaction is expected to occur in the first quarter of 2008. In the meantime, there are no changes to the procedures for purchasing or redeeming Fund shares.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of the New Gateway Fund, nor is it a solicitation of any proxy. Shareholders of record on the record date set by the Board of Trustees will receive the combined prospectus and proxy statement relating to the Agreement (and containing important information about fees, expenses and risk considerations) once a registration statement relating to the proposed reorganization has been filed with the Securities and Exchange Commission and becomes effective.

The Prospectus of the Fund will be further supplemented or revised as material developments occur associated with the events contemplated above.

GATEWAY FUND

PROSPECTUS

MAY 1, 2007

As with all mutual funds, the Securities and Exchange Commission has not determined that the information in this prospectus is accurate or complete, nor has it approved or disapproved the Fund’s shares. It is a criminal offense to state otherwise.

TABLE OF CONTENTS

GATEWAY FUND INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES	2

PRINCIPAL RISKS	3

PAST PERFORMANCE	4

EXPENSES	6

ANNUAL FUND OPERATING EXPENSES	6

MANAGEMENT FEES	7

DISTRIBUTION (12b-1) FEES	7

OTHER EXPENSES	7

MORE INFORMATION ABOUT PRINCIPAL INVESTMENT STRATEGIES AND RISKS	8

PRINCIPAL INVESTMENT STRATEGIES	8

RISKS	9

ABOUT THE INVESTMENT ADVISER	10

CO-PORTFOLIO MANAGER PROFILES	11

OTHER INFORMATION	12

HOW FUND SHARES A REPRICED	12

DISTRIBUTIONS	12

FREQUENT PURCHASES AND REDEMPTIONS OF FUND SHARES	13

TAX ISSUES	13

FINANCIAL HIGHLIGHTS	14

INVESTING THROUGH A FINANCIAL PROFESSIONAL	15

SUPPLEMENTAL PAYMENTS	15

INVESTING DIRECTLY	16

OPENING YOUR ACCOUNT	16

ADDITIONAL INVESTMENTS	17

HOW TO REDEEM YOUR SHARES	18

ADDITIONAL INFORMATION ABOUT PURCHASING AND REDEEMING SHARES	20

PRIVACY POLICY	21

GATEWAY FUND INVESTMENT OBJECTIVE

AND PRINCIPAL STRATEGIES

The investment objective of the Gateway Fund is to capture the majority of the higher returns associated with equity market investments, while exposing investors to significantly less risk than other equity investments. Historically, investments in equities have produced higher rates of return than fixed income investments. While providing higher returns, equity investments tend toward greater fluctuations in value over time, thus being significantly more volatile than fixed income investments. The Gateway Fund undertakes active measures to reduce equity volatility while investing almost all of its assets in equities.

The Gateway Fund (the “Fund”) is designed for you if you are a conservative investor seeking to earn consistently higher rates of return than fixed income investments over the long term. The Fund owns a broadly diversified portfolio of common stocks and sells index call options. Selling index call options reduces the Fund’s volatility, provides a steady cash flow and is an important source of the Fund’s return. The Fund also buys index put options that can protect the Fund from a significant market decline over a short period of time. The value of a put option generally increases as stock prices decrease. The combination of the diversified stock portfolio, the steady cash flow from the sale of index call options and the downside protection from index put options is designed to provide the Fund with fairly consistent returns over a wide range of fixed income and equity market environments.

The Fund not only strives for consistent returns, but also returns in excess of those available from other investments comparable in volatility. Historically, the Fund’s volatility has been closer to intermediate-term fixed income investments (approximately five-year maturities) and hybrid investments (blends of equity and short-term fixed income) than to equity investments. With its core investment in equities, the Fund is significantly less vulnerable to fluctuations in value caused by interest rate volatility, a risk factor present in both fixed income and hybrid investments. The objective of the Fund’s index option-based risk management strategy is to limit the volatility inherent in equities while sacrificing less of the higher equity returns than hybrid investments. Thus, the Fund seeks to provide an efficient trade-off between risk and reward where risk is characterized by volatility or fluctuations in value over time.

PRINCIPAL RISKS

The Fund’s stock portfolio is subject to market risk. Stock prices may decline over short or even extended periods of time. The Fund’s option strategies may not fully protect it against declines in the value of its stock portfolio. The Fund could experience a loss in both the stock and option portions of its portfolio.

When it sells index call options, the Fund receives cash but limits its opportunity to profit from an increase in the market value of its stock portfolio. When the Fund purchases index put options, it risks the loss of the cash paid for the options. At times the Fund may not own any put options, resulting in increased exposure to a market decline.

The value of your investment in the Fund may go up and down. You could lose money investing in the Fund. Furthermore, because the Fund has a long-term investment objective, it is not appropriate for short-term investments.

PAST PERFORMANCE

The bar chart and table below show the variability of the Fund’s returns, which is one indicator of the risks of investing in the Fund. As with all mutual funds, historical results (before and after taxes) do not necessarily indicate how the Fund will perform in the future. The bar chart shows the Fund’s annual total returns for each of the last ten years and how returns can fluctuate from year to year. All return figures on this page assume the reinvestment of dividends and distributions. Also shown are the best and worst quarterly returns for the Fund over the same time period.

PAST PERFORMANCE

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The following table compares the Fund’s performance over time to that of the S&P 500 Index, the Lehman Brothers U.S. Intermediate Government/Credit Bond Index and the Russell 2000 Index. The S&P 500 and Russell 2000 indexes are popular indicators of the performance of the large and small capitalization sectors, respectively, of the U.S. stock market. These indexes were chosen for comparison because they reflect the broad spectrum of U.S. equity markets. The Lehman Brothers U.S. Intermediate Government/Credit Bond Index reflects the performance of the U.S. bond market and was chosen for comparison because the Fund’s historical volatility of returns is closer to intermediate-term bonds than to equities.

	Average Annual Total Returns as of December 31, 2006
	1 Year	5 Years	10 Years
GATEWAY FUND
Return Before Taxes	10.14%	5.54%	6.73%
Return After Taxes on Distributions*	9.44%	5.07%	6.02%
Return After Taxes on Distributions and Sale of Fund Shares*	6.58%	4.49%	5.54%
S&P 500 Index**	15.80%	6.19%	8.42%
Lehman Brothers U.S. Intermediate
Government/Credit Bond Index**	4.07%	4.52%	5.80%
Russell 2000 Index**	18.37%	11.39%	9.44%

*	After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown. The above after-tax returns are not relevant to you if you hold your Fund shares through tax-deferred arrangements, such as 401(k) plans or IRAs.
**	Index returns reflect no deductions for fees, expenses or taxes.

EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

ANNUAL FUND OPERATING EXPENSES

(EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS)

Management Fees	0.59%
Distribution (12b-1) Fees	0.33
Other Expenses	0.03

Total Annual Fund Operating Expenses	0.95%

EXAMPLE

This Example helps you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 Year	3 Years	5 Years	10 Years
$ 97	$303	$526	$1,166

EXPENSE

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MANAGEMENT FEES

The Fund paid Gateway Investment Advisers, L.P. (the “Adviser”) a fee of 0.59% of its average daily net assets for the 2006 fiscal year. This fee reflects the terms of the Management Agreement under which the Adviser is paid 0.925% of the average value of the daily net assets of the Fund minus the amount of the Fund’s expenses incurred pursuant to its Distribution Plan. Also under the Management Agreement, the Adviser receives no separate fee for its transfer agency, fund accounting and other services to the Fund, and the Adviser pays the Fund’s expenses of reporting to shareholders. The material factors and conclusions that formed the basis for the Board of Trustees’ (the “Board”) approval of the Management Agreement can be found in the Fund’s annual report to shareholders dated December 31, 2005.

DISTRIBUTION (12b-1) FEES

The Fund has adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act that allows it to pay for the sale and distribution of its shares. The Trustees of The Gateway Trust (the “Trust”) review and approve expenses under the Distribution Plan. In any year, distribution expenses cannot exceed 0.50% of the average daily net assets of the Fund. For 2006, expenses under the plan were 0.33% of the average daily net assets of the Fund. The management fees paid to the Adviser are reduced dollar for dollar by the Fund’s distribution expenses, so changes in distribution expenses do not affect the cost of your investment in the Fund.

OTHER EXPENSES

The Fund pays all of its normal operating expenses, including: custodial fees, registration of Fund shares with federal and state securities agencies and the general expenses of the Trust. The Adviser pays certain expenses of the Fund including: printing and distributing all Fund prospectuses and reports to current shareholders, printing and transmitting registration statements and reports to governmental agencies and printing and mailing costs.

MORE INFORMATION ABOUT PRINCIPAL

INVESTMENT STRATEGIES AND RISKS

PRINCIPAL INVESTMENT STRATEGIES

PURCHASING STOCKS

The Fund invests in a diversified stock portfolio designed to support the Fund’s index option-based risk management strategy as efficiently as possible while seeking to enhance the Fund’s total return. The Adviser uses a multi-factor quantitative model to construct the stock portfolio. The model evaluates approximately 9,000 stocks traded on the New York Stock Exchange, the American Stock Exchange and the NASDAQ Stock Market to construct a portfolio that meets criteria and constraints established by the Adviser. Generally, the Adviser tries to minimize the difference between the performance of the stock portfolio and that of the index or indexes underlying the Fund’s option strategies while also considering other factors, such as predicted dividend yield. The Adviser monitors this difference and the other factors, and rebalances and adjusts the stock portfolio from time to time. The portfolio is expected to be generally representative of the broad U.S. equity market.

SELLING INDEX CALL OPTIONS

The Fund continuously sells index call options on the full value of its broadly diversified stock portfolio. As the seller of the index call option, the Fund receives cash (the “premium”) from the purchaser. The purchaser of an index call option has the right to any appreciation in the value of the index over a fixed price (the “exercise price”) on a certain date in the future (the “expiration date”). If the purchaser does not exercise the option, the Fund retains the premium. If the purchaser exercises the option, the Fund pays the purchaser the difference between the price of the index and the exercise price of the option. The premium, the exercise price and the market value of the index determine the gain or loss realized by the Fund as the seller of the index call option. The Fund can also repurchase the call option prior to the expiration date, ending its obligation. In this case, the cost of repurchasing the option will determine the gain or loss realized by the Fund.

MORE INFORMATION ABOUT PRINCIPAL

INVESTMENT STRATEGIES AND RISKS

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PURCHASING INDEX PUT OPTIONS

The Fund buys index put options in an attempt to protect the Fund from a significant market decline over a short period of time. The value of an index put option generally increases as stock prices decrease. The Fund may not spend more than 5% of its assets to purchase index put options.

OTHER INVESTMENTS

The Fund may hold cash for temporary defensive purposes or, under normal circumstances, for purposes of liquidity. Cash is normally invested in repurchase agreements. In a repurchase agreement, the Fund buys securities and the seller agrees at the time of sale to repurchase the securities at an agreed-upon date, price and interest rate. The Fund may not invest more than 5% of its assets in repurchase agreements with a maturity longer than seven days. For temporary defensive purposes, the Fund may hold up to 100% of its assets in cash. To the extent that it is invested in cash for temporary defensive purposes, the Fund would not achieve its investment objective.

RISKS

SELLING INDEX CALL OPTIONS

Selling call options reduces the risk of owning stocks, but it limits the opportunity to profit from an increase in the market value of stocks in exchange for up-front cash at the time of selling the call option.

PURCHASING INDEX PUT OPTIONS

The Fund risks losing all or part of the cash paid for purchasing index put options.

CLOSING OPTION TRANSACTIONS

Unusual market conditions or the lack of a ready market for any particular option at a specific time may reduce the effectiveness of the Fund’s option strategies.

ABOUT THE INVESTMENT ADVISER

Gateway Investment Advisers, L.P. (the “Adviser”) has acted as the investment adviser for the Fund since December 15, 1995. It is located at Rookwood Tower, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209. The predecessor to the Adviser was Gateway Investment Advisers, Inc. which provided the same services to the Fund prior to December 15, 1995. As of December 31, 2006, the Adviser had approximately $6.9 billion in assets under management, including approximately $3.3 billion in assets invested in the Fund. The Adviser provides the Fund with investment research and advice, as well as administration, accounting, transfer agency and shareholder services.

ABOUT THE INVESTMENT ADVISER

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CO-PORTFOLIO MANAGER PROFILES

J. Patrick Rogers, CFA

Co-Portfolio Manager from December 2006

Portfolio Manager from 1997 to December 2006

Co-Portfolio Manager from 1994 to 1997

MBA Xavier University 1994

BBA University of Notre Dame 1986

Age 43

J. Patrick Rogers, CFA, joined Gateway Investment Advisers, Inc., general partner of the Adviser, in 1989 and has been its chief executive officer since 2006, its president and a member of its board of directors since 1995, and its chief investment officer from 1995 through 2005. He is co-portfolio manager for the Fund and the president and a Trustee of the Trust.

Paul R. Stewart, CFA, CPA

Co-Portfolio Manager from December 2006

BBA Ohio University 1988

Age 41

Mr. Stewart joined the Adviser in 1995. He served as treasurer of the Trust through 1999 and as chief financial officer of the Adviser through 2003. He became a senior vice president of the Adviser and began working in the area of portfolio management in 2000. Mr. Stewart was appointed chief investment officer of the Adviser in January 2006 and vice president of the Trust in October 2006.

The Statement of Additional Information provides additional information about Mr. Rogers’ and Mr. Stewart’s compensation, other accounts managed by each of them and their ownership of shares of the Fund.

OTHER INFORMATION

HOW FUND SHARES ARE PRICED

Your price for Fund shares is the Fund’s net asset value per share (the “NAV”), which is ordinarily determined as of the close of the New York Stock Exchange (the “NYSE”), normally 4:00 P.M. Eastern Time, on each day the NYSE is open. The NYSE is not open on weekends, national holidays or Good Friday. Your order will be priced at the next NAV calculated after your request has been received in good order as described below.

The Fund normally values stocks at market value and options at the average of the closing bid and asked quotations. Under normal circumstances, closing option quotations are considered to reflect the option contract values as of the stock market close and will be used to value the option contracts. Securities for which market quotations are not readily available, securities in which trading has been suspended prior to the close of the NYSE and all other assets are valued at fair value. Furthermore, if the Adviser determines that closing options quotations do not reflect option contract values as of the close of the NYSE, options are valued at fair value. Fair value is determined in good faith under procedures adopted by the Board.

Fair valuation of the Fund’s portfolio securities can serve to reduce arbitrage opportunities available to short-term traders, but there is no assurance that fair value pricing policies will prevent dilution of the Fund’s NAV by short-term traders.

DISTRIBUTIONS

In recent years, the Fund had distributed its net investment income and net capital gains annually at the end of December. Beginning in June 2006, the Fund began to distribute net investment income near the end of each calendar quarter. The Fund intends to continue to distribute net capital gains, if any, annually at the end of December. The amount of distributable capital gains has varied considerably from year to year. Unless otherwise instructed, distributions of income and capital gains are reinvested in the Fund. Information about the Fund’s distributions is available on our website at www.gatewayfund.com.

OTHER INFORMATION

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FREQUENT PURCHASES AND REDEMPTIONS OF FUND SHARES

The Fund has a long-term investment objective and is not appropriate as a vehicle for market timing strategies that use frequent purchases and redemptions in an attempt to profit from short-term market movements. The Board believes that, although the Fund’s low risk profile may make it attractive to some shorter-term investors, the Fund’s low volatility makes it inherently unattractive to short-term market timers. Therefore, the Board believes that neither short-term trading nor market timing represents a substantial risk to the Fund. Under certain circumstances, which are believed to be unlikely to occur in the Fund, such trading could have the potential to dilute the value of Fund shares held by long-term shareholders, disrupt portfolio management and increase Fund expenses. The Board has adopted a policy that the Fund may not enter into formal or informal arrangements to permit any outside entity to engage in market timing activity within the Fund. Although the Fund does not encourage frequent trading of Fund shares, there is no quantitative restriction or monitoring process imposed by the Fund to prevent or minimize frequent trading, and the Fund does not operate a program to detect short-term market timing activity. However, in the event the Fund discovers any pattern of trading that is abusive or disruptive, it can take any course of action it deems appropriate, including limiting future purchases of Fund shares by the shareholder. The Fund retains the right to reject any purchase order at any time. There is no assurance that the Fund will identify and eliminate trading that may be abusive or disruptive to the Fund.

TAX ISSUES

The Fund distributes substantially all of its income and realized capital gains annually and these distributions may be taxable to you. In addition, gains on any sale of Fund shares may be taxable to you.

If you buy Fund shares just before a distribution is declared, you will pay the full price for the shares and then receive a portion of the price back as a taxable distribution, unless you hold your Fund shares through tax-deferred arrangements, such as 401(k) plans or IRAs. The distribution paid to you would generally be included in your gross income for tax purposes, whether or not you reinvested it. For this reason, you should carefully consider the tax consequences of buying shares of the Fund.

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the Fund’s performance for the past five years. Certain information reflects results for a single Fund share. The total returns in the table represent the rate an investor would have earned (or lost) on an investment in the Fund assuming reinvestment of all dividends and distributions. The information has been audited by Ernst & Young LLP whose report, along with the Fund’s financial statements, is included in the Fund’s annual report which is available upon request.

	Year Ended December 31,
	2006	2005	2004	2003	2002
Net asset value, beginning of year	$25.00	$24.31	$23.00	$20.76	$21.98

Net investment income	0.48	0.44	0.29	0.17	0.15
Net gain (loss) on investments	2.04	0.70	1.31	2.24	(1.22)

Total from investment operations	2.52	1.14	1.60	2.41	(1.07)

Dividends from net investment income	(0.48)	(0.45)	(0.29)	(0.17)	(0.15)
Distributions from net realized gain	—	—	—	—	—

Total distributions	(0.48)	(0.45)	(0.29)	(0.17)	(0.15)

Net asset value, end of year	$27.04	$25.00	$24.31	$23.00	$20.76

TOTAL RETURN	10.14%	4.66%	6.95%	11.61%	(4.86%)

Net assets, end of year (000’s)	$3,329,940	$2,707,643	$2,103,935	$1,405,561	$1,068,448
Ratio of expenses to average net assets	0.95%	0.95%	0.97%	0.97%	0.97%
Ratio of net investment income to average net assets	1.92%	1.87%	1.42%	0.86%	0.66%
Portfolio turnover rate	9%	15%	71%	5%	13%

INVESTING THROUGH A

FINANCIAL PROFESSIONAL

You may purchase or sell Fund shares through a financial professional, broker/dealer, bank or other financial institution or an organization that provides recordkeeping and consulting services to employee benefit plans (a “Financial Institution”). A Financial Institution may charge you a fee for this service and may require different minimum initial and subsequent investments than if you invest in the Fund directly. Financial Institutions may also impose other charges or restrictions different from those that apply to shareholders who invest in the Fund directly. A Financial Institution, rather than its customer, may be the shareholder of record of your shares. The Fund is not responsible for the failure of any Financial Institution to carry out its obligations to its customers. Certain Financial Institutions may receive compensation from the Trust or its affiliates and may receive compensation from the Trust for shareholder recordkeeping and other services. You should ask about any fees related to your investment in the Fund that are not described in this Prospectus.

SUPPLEMENTAL PAYMENTS

The Adviser may pay certain Financial Institutions (which may include banks, brokers/dealers and other industry professionals) a fee for providing distribution-related services and/or for performing certain administrative servicing functions for Fund shareholders to the extent these institutions are allowed to do so by applicable statute, rule or regulation. The Fund may from time to time purchase securities issued by Financial Institutions that provide such services; however, in selecting investments for the Fund, no preference will be shown for such securities.

INVESTING DIRECTLY

Customer service representatives are available to assist you Monday through Friday, from 9:00 A.M. to 5:00 P.M. Eastern Time, toll-free at (800) 354-6339.

OPENING YOUR ACCOUNT

The Fund is available for purchase by individuals in both taxable and IRA accounts, as well as by corporations, trusts and pension plans. After your initial purchase and any subsequent transaction, you will receive a confirmation statement showing the resulting value of your account.

OPENING A REGULAR (NON-IRA) ACCOUNT

To open a regular account in the Fund, please complete and sign a New Account Application that accompanies this Prospectus. The minimum initial investment is $1,000.

OPENING AN IRA ACCOUNT

To open an IRA account, please complete and sign an IRA Application. The minimum investment for an IRA is $500. If you have not received an IRA Application and an IRA Agreement and Disclosure Statement, please call customer service at (800) 354-6339. To transfer an existing IRA to the Fund, you need to complete a Request for Transfer to an IRA form in addition to an IRA Application. To transfer or roll over funds from an employer-sponsored plan such as a 401(k), please call customer service at (800) 354-6339. You will find more detailed information about transfers to and distributions from IRAs in the IRA Agreement and Disclosure Statement.

BY MAIL

Please mail your Application (and IRA forms if needed), and a check for your initial investment, payable to The Gateway Trust, to: The Gateway Trust, Shareholder Services, P. O. Box 5211, Cincinnati, OH 45201-5211.

BY TELEPHONE

To open your account by telephone, you must wire your initial investment to the Fund. If you buy shares through a wire transfer, the Trust will not charge you for the wire. Your financial institution may charge you for this service. Please call customer service at (800) 354-6339 for further instructions.

INVESTING DIRECTLY

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ADDITIONAL INVESTMENTS

You may add to your Fund investment at any time. The minimum amount of an additional investment is $100.

BY MAIL

Please mail an Additional Investment Form with your check. Additional Investment Forms and business reply envelopes are included with most mailings you receive from the Fund. All checks should be payable to The Gateway Trust.

BY TELEPHONE

To invest by telephone, you will need to wire your investment to the Fund. Please call customer service at (800) 354-6339 for further information or to place a purchase order. If money is wired without a purchase order, it will be returned uninvested.

BY AUTOMATIC INVESTMENT PROGRAM

Our Automatic Investment Program is a convenient way to make regularly scheduled investments in the Fund. When you use the program, funds are electronically transferred from your bank account and additional shares are then purchased for your account. This service is available on a monthly or quarterly basis with a minimum of $100 per transfer. Your financial institution may charge you for transfers from your bank account to the Fund through the Automatic Investment Program. Please call customer service at (800) 354-6339 for further instructions.

HOW TO REDEEM YOUR SHARES

You may redeem your Fund shares by choosing one of the following options. The proceeds will be mailed or wired. Normally the proceeds will be sent on the next business day. Payments to shareholders who have purchased shares by check will not be made until the purchase check has cleared, which could take up to fifteen days from the date of purchase. For information about redeeming shares from an IRA, please call customer service at (800) 354-6339.

BY MAIL

You may send a written request to redeem shares to: The Gateway Trust, Shareholder Services, P. O. Box 5211, Cincinnati, OH 45201-5211.

Your written request should specify the number of Fund shares or the dollar amount to be redeemed. All owners must sign the request exactly as their names appear on the account. In certain cases, other supporting legal documents may be required. A check for the proceeds will be mailed to the address of record for your account.

A signature guarantee is not usually required. However, a signature guarantee may be required under certain circumstances. A signature guarantee is always required if proceeds are to be paid to persons other than the record owner(s) of the shares, or if the proceeds are to be sent to any address other than the address of record for the account. An acceptable signature guarantee may be obtained from banks, brokers and certain other financial institutions. Notary publics cannot guarantee your signature.

HOW TO REDEEM YOUR SHARES

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BY TELEPHONE

Unless you have declined telephone exchange and/or redemption privileges, you may redeem your shares by calling customer service at (800) 354-6339. Telephone redemptions are not available for IRA accounts. If you redeem your shares by telephone, the redemption proceeds can only be paid:

•	by check to the record owner(s) of the shares and mailed to the address of record for your account; or

•

by wire if you completed the wire transfer instructions in your original New Account Application or you have sent separate wire transfer instructions. All owners must sign the request to establish wire transfer instructions exactly as their names appear on the account and the signatures must be guaranteed. If you redeem shares through a wire transfer, the Trust’s custodian will assess a wire charge of $10. Your financial institution may also charge you for receiving a wire transfer of redemption proceeds.

The Trust will not be liable for any damages resulting from following instructions received by telephone that it reasonably believes to be genuine. The Trust will employ reasonable procedures to confirm that telephone instructions are genuine.

SYSTEMATIC WITHDRAWAL PROGRAM

If the value of your account is at least $5,000, you can arrange for systematic quarterly or monthly withdrawals in the amount of $100 or more. Please call customer service at (800) 354-6339 to make arrangements to use this program.

ADDITIONAL INFORMATION ABOUT

PURCHASING AND REDEEMING SHARES

•	The Trust reserves the right to reject any investment at any time.

•	The Board of Trustees of the Trust can terminate the Fund upon written notification to the shareholders.

•	The Trust also reserves the right to redeem your shares under certain circumstances. You will receive written notice at least 60 days prior to the redemption of your shares by the Trust.

•

The Trust may redeem your shares when the aggregate value of your account falls below $800 (other than as a result of market action) unless you purchase additional shares to increase the value of your account to at least $1,000 before the end of the 60-day period.

•	The Trust also reserves the right to make a “redemption in kind” – a payment in portfolio securities rather than cash – if the amount you are redeeming is large enough to affect Fund operations.

•	The right of redemption may be suspended in certain circumstances, such as the closing of the NYSE for a period other than weekends, national holidays or Good Friday.

PRIVACY POLICY

The following is a description of the Fund’s policies regarding disclosure of nonpublic personal information that you provide to the Fund or that the Fund collects from other sources. In the event that you hold shares of the Fund through a broker-dealer or other financial intermediary, the privacy policy of your financial intermediary would govern how your nonpublic personal information would be shared with nonaffiliated third parties.

CATEGORIES OF INFORMATION THE FUND COLLECTS

The Fund collects the following nonpublic personal information about you:

•

Information the Fund receives from you on or in applications or other forms, correspondence or conversations (such as your name, address, telephone number, social security number, assets, income and date of birth); and

•

Information about your transactions with the Fund, its affiliates or others (such as your account number and balance, payment history, parties to transactions, cost basis information and other financial information).

CATEGORIES OF INFORMATION THE FUND DISCLOSES

The Fund does not disclose any nonpublic personal information about its current or former shareholders to unaffiliated third parties, except as required or permitted by law. The Fund is permitted by law to disclose all of the information it collects, as described above, to its service providers (such as the Fund’s custodian, administrator and transfer agent) to process your transactions and otherwise provide services to you.

CONFIDENTIALITY AND SECURITY

The Fund restricts access to your nonpublic personal information to those persons who require such information to provide products or services to you. The Fund maintains physical, electronic and procedural safeguards that comply with industry standards to guard your nonpublic personal information.

GATEWAY FUND

Several additional sources of information are available to you. The Statement of Additional Information (the “SAI”) contains detailed information on the Fund’s policies and operations, including policies and procedures relating to the disclosure of portfolio holdings by the Fund’s Adviser. Annual and semi-annual reports contain management’s discussion of market conditions and investment strategies that significantly affected the Fund’s performance results as of the Fund’s latest annual or semi-annual fiscal year end. These reports and the SAI are available without charge upon request. A current SAI is on file with the Securities and Exchange Commission (the “SEC”) and is incorporated by reference (i.e. it is legally considered a part of this prospectus).

You may also call or write the Fund to request other information about the Fund or to make shareholder inquiries.

INFORMATION IS AVAILABLE:

By Telephone:	(800) 354-6339

By Mail:	The Gateway Trust
Shareholder Services
P. O. Box 5211
Cincinnati, OH 45201-5211

By E-mail:	info@gatewayfund.com

On the Internet:	www.gatewayfund.com (including distribution information)

Information about the Fund (including the SAI) can be reviewed and copied by visiting the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090. Reports and other information about the Fund are available on the EDGAR Database on the SEC’s Internet site at www.sec.gov or by sending your request and a duplicating fee to the SEC’s Public Reference Section, Washington, D.C. 20549-0102 or at the following e-mail address: publicinfo@sec.gov.

The Gateway Fund is a series of The Gateway Trust, SEC file number: 811-02773.